UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2007
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 3, 2007, NaviSite, Inc. (the “Company”) received a letter (the “Letter”) from the Nasdaq Listing Qualifications Staff (the “Staff”) stating that the Company was not in compliance with Marketplace Rule 4351 (the “Rule”) because the Company’s Series A Preferred Stock, which was recently issued in connection with the Company’s acquisition of netASPx, Inc., did not comply with the voting rights requirements set forth in the Rule. The Staff also stated in the Letter that the Company has regained compliance with the Rule and the matter is now closed.
The Staff had previously verbally notified the Company of such noncompliance on September 14, 2007, and in response to the verbal notification, the Company took action to cure the deficiency by obtaining and delivering to the Staff a waiver from the holders of the Series A Preferred Stock of certain of their voting rights. The waiver limits the voting rights of the holders of the Series A Preferred Stock to the extent necessary to ensure compliance with the Rule.

Item 3.02	Unregistered Sales Of Equity Securities.
On September 26, 2007, SPCP Group, LLC and SPCP Group III LLC completed partial exercises of warrants, dated as of April 11, 2006 (the “Warrants”), held by each entity for the purchase of 28,125 and 9,375 shares of common stock of the Company, respectively.
On October 3, 2007, SPCP Group, LLC and SPCP Group III LLC completed partial exercises of the Warrants held by each entity for the purchase of 172,875 and 57,625 shares of common stock of the Company, respectively.
On October 4, 2007, SPCP Group, LLC and SPCP Group III LLC completed partial exercises of the Warrants held by each entity for the purchase of 71,250 and 23,750 shares of common stock of the Company, respectively.
On October 5, 2007, SPCP Group, LLC and SPCP Group III LLC completed partial exercises of the Warrants held by each entity for the purchase of 90,000 and 30,000 shares of common stock of the Company, respectively.
The exercise price paid upon exercise of the Warrants was $0.01 per share for a total of $4,830, which has been received by the Company. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of the shares issuable upon exercise of the Warrants.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: October 5, 2007
	By:	/s/ Monique Cormier
Monique Cormier
General Counsel and Secretary